2 February 1999



Mr. Daniel Goldman
Shore Capital & Corporate Ltd
One Maddox Street

LONDON
W1R 9WA

Dear Daniel

Further to our discussions last week, I would like to confirm the following:

The company will hold bi-monthly board meetings this year. I would like the first meeting to be held in the middle of March. This will enable a set of meaningful management accounts to be distributed prior to the meeting together with a brief from me. I will contact you to arrange a date.

Remuneration for your services would be as we agreed, namely (pound)5,000 and 5,000 shares in Invu Inc. The (pound)5,000 is payable in 6 equal installments throughout the year. As a consequence of Colorado Law it is not possible for shares to be issued to any party for services which have not yet been performed. Therefore, I suggest that the shares are in consideration of corporate finance services to be performed over the next, say, three months, and issued to you at that time.

I have received information from Jenkens & Gilchrist in the form of a draft questionnaire. If you have any questions or comments, please let me know.

I hope this is satisfactory. If you would send me a note signifying this together with the questionnaire, I will organize the appropriate documentation.

Yours sincerely,

/s/ David Morgan

DAVID MORGAN

Chief Executive

/s/ Daniel Goldman
10th February 1999